Exhibit 99.1

Nucor Reports Results For Fourth Quarter And Year Ended 2014

CHARLOTTE, N.C., Jan. 27, 2015 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $713.9 million, or $2.22 per diluted share, for the full year 2014, an improvement of 46% compared with consolidated net earnings of $488.0 million, or $1.52 per diluted share, for the full year 2013. Nucor reported consolidated net earnings of $210.4 million, or $0.65 per diluted share, for the fourth quarter of 2014. By comparison, Nucor reported net earnings of $245.4 million, or $0.76 per diluted share, in the third quarter of 2014 and net earnings of $170.5 million, or $0.53 per diluted share, in the fourth quarter of 2013.

Nucor's results include a credit of $57.3 million for the fourth quarter and full year 2014 ($0.11 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting. These credits are compared with a charge of $17.4 million ($0.04 per diluted share) for the fourth quarter and full year 2013, and a credit of $14.5 million ($0.03 per diluted share) in the third quarter of 2014.

Third quarter of 2014 results included a $12.5 million charge ($0.03 per diluted share) related to the partial write down of assets within the steel mills segment. The fourth quarter of 2013 results were impacted by an out-of-period non-cash gain of $21.3 million ($0.07 per diluted share) related to a correction of deferred tax balances.

For the full year 2014, Nucor's consolidated net sales increased 11% to $21.11 billion, compared with $19.05 billion for 2013. Average sales price per ton increased 3%. Total tons shipped to outside customers in 2014 were 25,413,000, an increase of 7% from the full year 2013.

Nucor's consolidated net sales decreased 12% to $5.00 billion in the fourth quarter of 2014 compared with $5.70 billion in the third quarter of 2014 and increased 2% compared with $4.89 billion in the fourth quarter of 2013. Average sales price per ton decreased 2% from the third quarter of 2014 and increased 1% from the fourth quarter of 2013. Total tons shipped to outside customers were 6,070,000 tons in the fourth quarter of 2014, an 11% decrease from the third quarter of 2014 and a 1% increase over the fourth quarter of 2013. Total fourth quarter steel mill shipments decreased 7% from the third quarter of 2014 and increased 2% over the fourth quarter of 2013. Fourth quarter downstream steel products shipments to outside customers decreased 17% from the third quarter of 2014 and increased 3% over the fourth quarter of 2013.

The average scrap and scrap substitute cost per ton used for the full year 2014 was $381, an increase of 1% from $376 in 2013. The average scrap and scrap substitute cost per ton used in the fourth quarter of 2014 was $363, a decrease of 4% from $379 in the third quarter of 2014 and $377 in the fourth quarter of 2013.

Overall operating rates at our steel mills increased to 78% for the full year 2014 from 74% for the full year 2013. Steel mill utilization rates in the fourth quarter (76%) decreased compared to the third quarter of 2014 (81%) and increased compared to the fourth quarter of 2013 (75%).

For the full year 2014, total steel mill energy costs increased approximately $2 per ton from the prior year primarily due to higher unit costs for natural gas and electricity. In the fourth quarter of 2014, total steel mill energy costs decreased approximately $3 per ton from the third quarter of 2014 due primarily to lower electricity unit costs, and increased approximately $1 per ton from the fourth quarter of 2013.

Cash and cash equivalents and short-term investments totaled $1.12 billion as of the end of the fourth quarter of 2014. During the fourth quarter of 2014, Nucor closed on its purchase of all the equity of Gallatin Steel Company for approximately $779 million, which was paid for in cash. Nucor issued approximately $300 million of commercial paper in the fourth quarter of 2014 to partially fund the Gallatin transaction. At December 31, 2014, Nucor had approximately $151 million of commercial paper outstanding. Nucor's liquidity position remains strong after the Gallatin acquisition, and our undrawn $1.5 billion revolving credit facility does not expire until August 2018.

In December, Nucor's board of directors declared a cash dividend of $0.3725 per share payable on February 11, 2015 to stockholders of record on December 31, 2014. This dividend is Nucor's 167th consecutive quarterly cash dividend, and it marks 42 consecutive years of an increased base dividend.

As expected, overall operating performance at our steel mills segment and downstream products segment for the fourth quarter of 2014 decreased compared to the third quarter of 2014 due to seasonality that is typical in the fourth quarter. Imports remain at exceptionally high levels, which contributed to the downward pressure on the performance of the steel mills segment. The steel mills segment experienced some margin compression from the third quarter of 2014, as well as a decrease in volume. Newly acquired Nucor Steel Gallatin contributed profitable performance in the fourth quarter of 2014, as profits more than offset the $8.9 million ($0.02 per diluted share) of non-cash inventory related purchase accounting charges incurred during the quarter. The operating performance of the raw materials segment was negatively impacted by an operating loss of approximately $35 million ($0.07 per diluted share) at Nucor Steel Louisiana and the decreased performance of our scrap processing business. For the full year 2014, Nucor Steel Louisiana had an operating loss of approximately $135 million ($0.28 per diluted share).

The production operations of Nucor Steel Louisiana have remained suspended since the equipment failure related to the process gas heater occurred on November 2, 2014. We are continuing to make the necessary repairs to the process gas heater. We estimate that Nucor Steel Louisiana will not be operational until late in the first quarter of 2015. We expect a small reduction in the operating loss of Nucor Steel Louisiana in the first quarter of 2015.

We currently expect that first quarter of 2015 earnings will decrease from the fourth quarter of 2014 to a level slightly exceeding the first quarter of 2014. Market conditions in the steel mills segment in the first quarter of 2015 will be impacted by challenges in energy markets due to customer inventory reductions caused by the recent collapse in oil prices. We do expect improvement in energy demand once inventory destocking is complete. Additionally, from a long-term macroeconomic perspective, we believe lower energy prices are good for the domestic economy and therefore good for Nucor. Import levels have continued to increase in 2015, and we expect imports to remain at high levels throughout the first quarter. The performance of our downstream products businesses is expected to decrease from the fourth quarter of 2014 due to typical seasonality experienced in the first quarter, and then to improve as we enter the construction season in the second quarter. We continue to see positive trends in nonresidential construction markets which should benefit our steel mills and fabricated construction products businesses as the year progresses.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2013 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 27, 2015 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2014	2013	Percentage Change	2014	2013	Percentage Change
Steel mills production	5,205	4,988	4%	21,135	19,900	6%
Steel mills total shipments	5,317	5,191	2%	21,967	20,650	6%

Sales tons to outside customers:
Steel mills	4,584	4,485	2%	18,681	17,733	5%
Joist	104	94	11%	421	342	23%
Deck	95	92	3%	396	334	19%
Cold finished	104	115	-10%	504	474	6%
Fabricated concrete
reinforcing steel	283	252	12%	1,185	1,065	11%
Other	900	981	-8%	4,226	3,782	12%
	6,070	6,019	1%	25,413	23,730	7%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2014	2013	2014	2013

Net sales	$ 5,003,753	$ 4,894,750	$ 21,105,141	$ 19,052,046

Costs, expenses and other:
Cost of products sold	4,489,882	4,509,009	19,198,615	17,641,421
Marketing, administrative and other expenses	127,347	117,403	546,198	481,904
Equity in earnings of
unconsolidated affiliates	(3,477)	(6,632)	(13,505)	(9,297)
Interest expense, net	38,775	37,709	169,256	146,895
	4,652,527	4,657,489	19,900,564	18,260,923
Earnings before income taxes and
noncontrolling interests	351,226	237,261	1,204,577	791,123
Provision for income taxes	106,268	46,845	388,787	205,594
Net earnings	244,958	190,416	815,790	585,529
Earnings attributable to
noncontrolling interests	34,531	19,922	101,844	97,504
Net earnings attributable to
Nucor stockholders	$ 210,427	$ 170,494	$ 713,946	$ 488,025

Net earnings per share:
Basic	$0.66	$0.53	$2.22	$1.52
Diluted	$0.65	$0.53	$2.22	$1.52

Average shares outstanding:
Basic	320,157	319,361	319,838	319,077
Diluted	320,449	319,652	320,127	319,266

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2014	Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 1,024,144	$ 1,483,252
Short-term investments	100,000	28,191
Accounts receivable, net	2,068,298	1,810,987
Inventories, net	2,745,032	2,605,609
Other current assets	504,414	482,007

Total current assets	6,441,888	6,410,046

Property, plant and equipment, net	5,287,639	4,917,024

Goodwill	2,068,664	1,973,608

Other intangible assets, net	862,093	874,154

Other assets	955,643	1,028,451

Total assets	$ 15,615,927	$ 15,203,283

LIABILITIES
Current liabilities:
Short-term debt	$ 207,476	$ 29,202
Long-term debt due within one year	16,335	3,300
Accounts payable	993,872	1,117,078
Salaries, wages and related accruals	352,488	282,860
Accrued expenses and other current liabilities	527,605	527,776

Total current liabilities	2,097,776	1,960,216

Long-term debt due after one year	4,360,600	4,376,900

Deferred credits and other liabilities	1,082,433	955,889

Total liabilities	7,540,809	7,293,005

EQUITY
Nucor stockholders' equity:
Common stock	151,237	151,010
Additional paid-in capital	1,883,356	1,843,353
Retained earnings	7,378,214	7,140,440
Accumulated other comprehensive (loss) income,
net of income taxes	(145,708)	9,080
Treasury stock	(1,494,629)	(1,498,114)
Total Nucor stockholders' equity	7,772,470	7,645,769

Noncontrolling interests	302,648	264,509

Total equity	8,075,118	7,910,278

Total liabilities and equity	$ 15,615,927	$ 15,203,283

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended December 31,

	2014	2013

Operating activities:
Net earnings	$ 815,790	$ 585,529
Adjustments:
Depreciation	652,000	535,852
Amortization	72,423	74,356
Stock-based compensation	46,384	47,450
Deferred income taxes	90,864	56,564
Distributions from affiliates	53,738	8,708
Equity in earnings of unconsolidated affiliates	(13,505)	(9,297)
Loss on assets	25,393	14,000
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	(179,181)	(103,649)
Inventories	(45,963)	(298,074)
Accounts payable	(111,859)	39,489
Federal income taxes	(111,687)	77,950
Salaries, wages and related accruals	67,973	7,155
Other operating activities	(19,472)	41,916

Cash provided by operating activities	1,342,898	1,077,949

Investing activities:
Capital expenditures	(667,982)	(1,196,952)
Investment in and advances to affiliates	(97,841)	(85,053)
Repayment of advances to affiliates	122,000	54,500
Disposition of plant and equipment	36,563	34,097
Acquisitions (net of cash acquired)	(768,581)	-
Purchases of investments	(100,000)	(19,349)
Proceeds from the sale of investments	27,529	92,761
Proceeds from the sale of restricted investments	-	148,725
Changes in restricted cash	-	126,438
Other investing activities	10,250	4,863

Cash used in investing activities	(1,438,062)	(839,970)

Financing activities:
Net change in short-term debt	178,308	(671)
Proceeds from long-term debt, net of discount	-	999,100
Repayment of long-term debt	(5,358)	(250,000)
Bond issuance costs	-	(7,625)
Issuance of common stock	5,614	-
Excess tax benefits from stock-based compensation	3,400	2,955
Distributions to noncontrolling interests	(63,705)	(76,798)
Cash dividends	(475,123)	(471,028)
Other financing activities	(2,183)	111

Cash (used in) provided by financing activities	(359,047)	196,044

Effect of exchange rate changes on cash	(4,897)	(3,633)

(Decrease) increase in cash and cash equivalents	(459,108)	430,390

Cash and cash equivalents - beginning of year	1,483,252	1,052,862

Cash and cash equivalents - end of year	$ 1,024,144	$ 1,483,252

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (99,115)	$ 33,467

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208